Exhibit 15.1

November 18, 2011

CamelBak Products, LLC

Petaluma, CA

Re:	Registration Statement No.

With respect to the subject registration statement, we acknowledge our awareness of the incorporation by reference of our SSARS No. 19 review report dated October 27, 2011 related to our review of financial information as of June 30, 2011 and 2010.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent auditor, or a report prepared or certified by an independent auditor within the meaning of Sections 7 and 11 of the Act.